May 15, 2006

Mail Stop 3561

Via US Mail and Facsimile

Mr. Kam Shah
Chief Financial Officer
47 Avenue Road, Suite 200
Toronto, Ontario, Canada M5R 2G3

Re:	Noble House Entertainment Inc.
	Form 20-F for the year ended June 30, 2005
	Commission file #: 000-50492

Dear Mr. Shah:

We have completed our review of your Form 20-F and related filings and have no further comments at this time.

								Sincerely,



								Linda Cvrkel
								Branch Chief
Mr. Kam Shah
Noble House Entertainment, Inc.
May 5, 2006
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